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                          COMMONWEALTH OF PENNSYLVANIA
                              Department of State
                          CERTIFICATE OF INCORPORATION


To All to Whom These Presents Shall come, Greetings:

WHEREAS; under the provisions of the Laws of the Commonwealth, the Secretary of the Commonwealth is authorised and required to issue a "Certificate of Incorporation" evidencing the incorporation of an entity.

WHEREAS, the stipulations and conditions of the Law have been fully complied with by

                                 D.S.& W., INC.




                                            Given under my Hand and the Great
                                            Seal of the Commonwealth, at the
                                            City of Harrisburg, this 26th day
                                            of February in the year of our Lord
                                            one thousand nine hundred and
                                            eighteight and of the Commonwealth
                                            the two hundred twelfth.


                                            /s/ illegible
                                                Secretary of the Commonwealth



REED SMITH SHAW & MCCLAY ESQS
ATTN: CHRISTOPHER ZETTLEMOYER
P.O. BOX 11844
HARRISBURG, PA 17108








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                                    88141671

Applicant's Acct. No. _____                       Filed FEB 26 1988
                                                  Commonwealth of Pennsylvania
                                                  Department of State
----------------------------
COMMONWEALTH OF PENNSYLVANIA
    DEPARTMENT OF STATE                           /s/ illegible
    CORPORATION BUREAU                            Secretary of the Commonwealth
----------------------------

                           ARTICLES OF INCORPORATION
                                       of
                                 D.S.& W., INC.

                  In compliance with the requirements of Section 204 of the Business Corporation Law, Act of May 5, 1933, P.L. 364, as amended (15 P.S. ss.1204), the undersigned, desiring to incorporate a business corporation, hereby certifies that:

                  9. Corporate Name. The name of the Corporation is D.S. & W., Inc.

                 10. Registered Office. The location and post office address of the initial registered office of the Corporation in this Commonwealth is 512 Foreland Street, Pittsburgh, Pennsylvania 15212.

                 11. Purpose. The Corporation is incorporated under the Pennsylvania Business Corporation Law to have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Act of May 5, 1933, P.L. 364, as amended.

                 12. Corporate Existence. The term for which the Corporation is to exist is perpetual.

                 13. Stock. The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $1.00 per share.

                 14. Incorporator. The name and post office address of the incorporator is Carol A. Soltes, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219, and the number and class of shares subscribed for by such incorporator is one share of Common Stock, par value $1.00 per share.

                 15.       Personal Liability of Directors.

                           (a) Elimination of Liability. To the fullest extent
that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

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                           (b) Nature and Extent of Rights. The provisions of
this Article shall be deemed to be a contract with each director of the corporation who serves as such at any time while this Article is in effect and each such director shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any ByLaw or provision of the Articles of the Corporation which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior thereto.

                 16. Indemnification of, and Advancement of Expenses to, Directors, Officers and Others.

                           (a) Right to Indemnification. Except as prohibited
by law, every director and officer of the Corporation shall be entitled as of right to be indemnified by the Corporation against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of such person being or having been a director or officer of the Corporation or of a subsidiary of the corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "Action"); provided, that no such right of indemnification shall exist with respect to an Action initiated by an indemnitee (as hereinafter defined) against the Corporation (an "Indemnitee Action") except as provided in the last sentence of this Section
(a). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of this Article. As used in this Article, "indemnitee" shall include each director and officer of the Corporation and each other person denominated by the Board of Directors as entitled to the benefits of this Article, "expenses" shall mean all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee, and "liabilities" shall mean amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Section (a) for expenses incurred in connection with any Indemnitee Action only
(i) if the Indemnitee Action is instituted under Section (c) of this Article and the indemnitee is successful in whole or in part in such Action, (ii) if the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed or (iii) if the indemnification for expenses is included in a settlement of, or is awarded by a court in, such other Indemnitee Action.

                           (b) Right to Advance of Expenses. Every indemnitee
shall be entitled as of right to have his or her expenses in defending any Action, or in initiating and pursuing any Indemnitee Action for indemnity or advancement of expenses under Section (c) of this Article, paid in advance by the Corporation prior to final disposition of such Action or Indemnitee Action, provided that the Corporation receives a written undertaking by or on behalf of the




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indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for such expenses.

                           (c) Right of Indemnitee to Initiate Action. If a
written claim under Section (a) or Section (b) of this article is not paid in full by the Corporation within thirty days after such claim has been received by the Corporation, the indemnitee may at any time thereafter initiate an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of prosecuting such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under Section (a) of this article shall be that the indemnitee's conduct was such that under Pennsylvania law the corporation is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its shareholders) that the indemnitee's conduct was such that indemnification is prohibited by Pennsylvania law, shall be a defense to such Indemnitee Action or create a presumption that the indemnitee's conduct was such that indemnification is prohibited by Pennsylvania law. The only defense to an Indemnitee Action to recover on a claim for advancement of expenses under Section (b) of this Article shall be the indemnitee's failure to provide the undertaking required by Section (b) of this Article.

                           (d) Insurance and Funding. The Corporation may
purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any Action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

                           (e) Non-Exclusivity; Nature and Extent of Rights.
The rights to indemnification and advancement of expenses provided for in this Article shall (i) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement or by-law, charter provision, vote of shareholders or directors or otherwise, (ii) be deemed to create contractual rights in favor of each indemnitee who serves the Corporation at any time while this Article is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Article), and (iii) continue as to each indemnitee who serves the Corporation at any time while this Article is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Article), and (iii) continue as to each indemnitee who has ceased to have the status pursuant to which he or she was entitled or was denominated as entitled to indemnification under this Article and shall inure to the benefit of the heirs and legal representatives of each indemnitee. Any amendment or repeal of this Article or adoption of any By-Law or provision of the Articles of the



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Corporation which has the effect of limiting in any way the rights to indemnification or advancement of expenses provided for in this Article shall operate prospectively only and shall not affect any action taken, or failure to act, by an indemnitee prior to the adoption of such amendment, repeal, By-Law or other provision.

                           (f) Partial Indemnity. If an indemnitee is entitled
under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses or liabilities paid or incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Corporation shall indemnify the indemnitee for the portion of such expenses or liabilities to which the indemnitee is entitled.

                  IN TESTIMONY WHEREOF, the incorporator has signed and sealed these Articles of Incorporation this 25th day of February, 1988.



                                            /s/ Carol A. Soltes          (SEAL)
                                            Carol A. Soltes,
                                            Sole Incorporator




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